Exhibit 8.1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of April 2, 2018 (“Escrow Agreement”), is by and between Maxim Group LLC (“Placement Agent”); Knightscope, Inc. (the “Company”); Corporate Stock Transfer, Inc., as Escrow Manager hereunder (“Escrow Manager” and, together with Placement Agent and the Company, the “Parties”) and Collegiate Peaks Bank (“Escrow Agent”),

BACKGROUND

A.           Company has engaged Placement Agent as its agent in connection with its assistance of the sale of Units of the Company’s securities, (the “Units”) to accredited investors (the “Investors”) for a period ending on the Final Termination Date, as defined on Exhibit A hereof , which may be extended for up to ninety (90) days upon written notice to Escrow Agent by the Placement Agent and the Company (the “Term”) for the purpose of causing the investors introduced by the Placement Agent to purchase the Units (the foregoing transaction being denoted the “Offering”).

B.           In accordance with the terms of the Offering, Investors will be required to submit full payment for their respective investments at the time they enter into the Subscription Agreement (the “Subscription Agreement”), the Investor Questionnaire and the Accredited Investor Certification Letter (together, the “Offering Documents”).

C.           Pursuant to the terms of the Private Placement Memorandum for the Offering, the Company desires to sell in the Offering up to the Maximum Amount, as defined in Exhibit A hereof The Company wishes to assure those who subscribe for Units pursuant to the Offering (each, a “Subscriber”) that the Subscribers’ monies will be released to the Company if a subscription for Units is accepted by the Company from the sale of Units and only upon the direction of the Company and the Placement Agent.

D.           Any amount up to the Maximum Amount must be sold by the Final Termination Date if the Final Termination Date is not extended by Company and the Placement Agent, in which event the Offering shall terminate and all funds shall be returned to the Subscribers in the Offering if there has not been a Closing.

E.           The Parties desire to establish an escrow account with the Escrow Agent into which the Company and Placement Agent shall instruct Subscribers of the Offering to deposit checks and other instruments for the payment of money made payable to the order of “Corporate Stock Transfer as Escrow Manager for Knightscope, Inc. and Escrow Agent is willing to accept and deposit said checks and other instruments for the payment of money in accordance with the terms hereinafter set forth.

F.           The Parties have represented and warranted to the Escrow Agent that they have not stated to any individual or entity that the Escrow Agent’s duties will include anything other than those duties stated in this Agreement.

STATEMENT OF AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.             Definitions. In addition to the terms defined above, the following terms shall have the following meanings when used herein:

“Cash Investment” shall mean the purchase price of the Units being purchased by any Subscriber.

“Cash Investment Instrument” shall mean a wire, check, money order or similar instrument, made payable to or endorsed to Escrow Agent in the manner described in Section 3(c) hereof, in full payment for the Shares being be purchased by any Subscriber.

“Escrow Funds” shall mean the funds deposited by the Subscribers, or by the Placement Agent on behalf of the Subscribers, with the Escrow Agent pursuant to this Escrow Agreement.

“Subscription Accounting” shall mean an accounting of all subscriptions for the Units received and accepted by the Company as of the date of such accounting, indicating for each subscription the Subscriber’s name, social security number and address, the number and total purchase price of subscribed amount, the date of receipt by the Placement Agent of the Cash Investment Instrument, and notations of any nonpayment of the Cash Investment Instrument submitted with such subscription, any withdrawal of such subscription by the Subscriber, any rejection of such subscription by Company, or other termination, for whatever reason, of such subscription.

2.            Appointment of and Acceptance by Escrow Agent. The Parties hereby appoint Escrow Agent to serve as depositary hereunder, and Escrow Agent hereby accepts such appointment in accordance with the terms of this Escrow Agreement.

3.            Deposits into Escrow.

(a)          Placement Agent and the Company shall instruct Subscribers to deliver to Escrow Agent Cash Investment Instruments made payable to the order of “Corporate Stock Transfer as Escrow Manager for Knightscope, Inc. or via fed wire transfer to Collegiate Peaks Bank. In each case, with the name, address and social security number or taxpayer identification number of the individual or entity making payment shall be sent to the Escrow Manager. In the event any Subscriber’s address and/or social security number or taxpayer identification number are not provided to Escrow Manager by the Subscriber, then Placement Agent and/or the Company agree to promptly provide Escrow Manager with such information in writing. The checks or wire transfers shall be deposited into a non-interest bearing account at Escrow Agent entitled “Knightscope, Inc. Escrow Account” (the “Escrow Account”).

ALL FUNDS SO DEPOSITED SHALL REMAIN THE PROPERTY OF THE SUBSCRIBERS ACCORDING TO THEIR RESPECTIVE INTERESTS AND SHALL NOT BE SUBJECT TO ANY LIEN OR CHARGE BY ESCROW AGENT OR BY JUDGMENT OR CREDITORS' CLAIMS AGAINST COMPANY UNTIL RELEASED OR ELIGIBLE TO BE RELEASED TO COMPANY IN ACCORDANCE WITH SECTION 4(a) HEREOF.

(b)          The Parties understand and agree that all Cash Investment Instruments received by Escrow Agent hereunder are subject to collection requirements of presentment and final payment, and that the funds represented thereby cannot be drawn upon or disbursed until such time as final payment has been made and is no longer subject to dishonor. Upon receipt, Escrow Agent shall process each Cash Investment Instrument for collection, and the proceeds thereof shall be held as part of the Escrow Funds until disbursed in accordance with Section 4 hereof. If, upon presentment for payment, any Cash Investment Instrument is dishonored, Escrow Agent’s sole obligation shall be to notify the Placement Agent and Company of such dishonor and to return such Cash Investment Instrument to the Placement Agent. Notwithstanding the foregoing, if for any reason any Cash Investment Instrument is uncollectible or otherwise returned unpaid after payment or disbursement of the funds represented thereby has been made by Escrow Agent, the Parties shall immediately reimburse Escrow Agent upon receipt from Escrow Agent of written notice thereof for the uncollected amount as well as any costs and expenses incurred by Escrow Agent in connection with such uncollectibility or return.

Placement Agent shall provide Escrow Manager with the Subscription Accounting, together with all modifications or updates therein. Upon receipt of any Cash Investment Instrument from a Subscriber that represents payment of an amount less than or greater than the Cash Investment, listed on the most current Subscription Accounting provided by Placement Agent, Escrow Manager’s sole obligation shall be to notify Company and Placement Agent of such fact and to return such Cash Investment Instrument to the Subscriber.

(c)          Escrow Manager shall confirm to Placement Agent and Company via facsimile or email transmission at the close of each business day prior to the Final Termination Date the amount, type and the subscriber name of any Cash Investment Instrument received from a Subscriber and deposited with Escrow Agent on such day and in aggregate to date.

(d)          If any funds are to be released to Subscribers pursuant to Section 4(b) or (c) or any other provision of this Agreement, Escrow Agent may rely on information furnished or purportedly furnished to it by any party to the Agreement without any responsibility for the correctness of the identities, addresses or other information regarding the Subscribers.

4.            Disbursements of Escrow Funds.

(a)          Completion of the Offering. Upon receipt of written confirmation from the Company and the Placement Agent that funds may be released from escrow, Escrow Agent shall release the Escrow Funds, less any unpaid fees and expenses and subject to the provisions of Section 10 hereof, pursuant to the Company’s written direction to pay to Company, and its designees, including directly to the Placement Agent its fees and expenses, by certified or bank check or by wire transfer, no later than two (2) business days following Escrow Agent’s receipt of the following documents:

(1)         The written instruction of the Placement Agent and the Company directing the disbursement of funds; and

(2)         A Certification, signed by the Company, Escrow Manager and the Placement Agent that: (i) based upon the Subscription Accounting maintained by the Placement Agent and Company and the reports of receipts provided by Escrow Manager, all sums necessary to complete the Offering have been met and received from the Subscribers; (ii) all other conditions necessary to the disbursement of the funds to the Company under the Offering Documents have been satisfied; (iii) neither the Company nor the Placement Agent has received any notice from any court, regulatory agency or other tribunal or administrative body having jurisdiction with respect to the Offering Documents or subscriptions referred to herein that a stop or similar order has been issued or threatened as of the date of such certification; and (iv) that the Subscribers have been or will be notified of the transfer of funds within a reasonable period of time.

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Escrow Agent may rely conclusively upon the foregoing written instruction and certification of the Placement Agent and the Company and, upon receipt of the foregoing documents, Escrow Agent may disburse Escrow Funds to the Company without further inquiry or authorization. Any objection to such disbursement or any purported claim to the Escrow Account or any sums on deposit therein made by any person, including without limitation any Subscriber, shall not be recognized by Escrow Agent except and to the extent (i) either a restraining order, injunction or other appropriate process has been served on Escrow Agent, or (ii) a bond or other indemnity has been provided to Escrow Agent with such bond or indemnity satisfactory to Escrow Agent to provide for protection from any and all liability (including liabilities for penalties), loss, damage, costs, and expenses should the Escrow Agent act to give effect to such objection or claim, including the decision not to honor the check or other order of the person to whose credit the deposit or other account stands on the books of the Escrow Agent.

(b)          Rejection of Any Subscription or Termination of the Offering. No later than ten (10) business days after receipt by Escrow Agent of written notice (i) from Company that Company intends to reject a Subscriber’s subscription, (ii) from Company or Placement Agent that there will be no closing of the sale of Shares to Subscribers, or (iii) from the Securities and Exchange Commission or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering Documents and has remained in effect for at least twenty (20) days, Escrow Manager shall instruct Escrow Agent to pay to the applicable Subscriber(s) from the funds available in the Escrow Account, by certified or bank check and by first-class mail, the amount of the Cash Investment paid by each such Subscriber without interest on the Escrow Funds in the manner set forth on Exhibit A hereto. Escrow Agent may rely on any such instructions that Escrow Agent believes have been given to it by Company without any liability.

(c)          Expiration of Offering Period. Within five (5) business days after the Final Termination Date, the Company shall direct the Escrow Agent in writing to pay to each Subscriber from funds available in the Escrow Account, by certified or bank check and by first-class mail, the Cash Investment received by Escrow Agent from such Subscriber if there has not been a Closing.

(d)          Closed Account Status. Upon disbursement of the funds set forth in this section, the Escrow Agent shall provide a letter of reconciliation of the trial balance supporting the zero balance in the escrow account.

5.             Suspension of Performance or Disbursement into Court. If, at any time, (i) there shall exist any dispute between Placement Agent, the Company, the Escrow Agent, the Escrow Manager, any Subscriber or any other person with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, or (ii) if at any time Escrow Agent is unable to determine, to its sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) if the Parties have not within 10 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)          suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); and/or

(b)          petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court all funds held by it in the Escrow Funds for holding and disposition in accordance with the instructions of such court.

Escrow Agent shall have no liability to Placement Agent, Company, Escrow Agent, any Subscriber or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

6.            Investment of Funds. Escrow Funds will remain uninvested, in a non-interest bearing demand deposit account.

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7.            Resignation or removal of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days prior written notice to the Placement Agent and the Company specifying a date when such resignation shall take effect. Similarly, Escrow Agent may be removed at any time by the Parties’ giving at least thirty (30) days prior written notice to Escrow Agent, as applicable, specifying the date when such removal shall take effect. Upon any such notice of resignation or removal, the Placement Agent and the Company jointly shall appoint a successor Escrow Agent, as applicable, hereunder prior to the effective date of such resignation or removal. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to its successor, after making copies of such records as the retiring Escrow Agent deems advisable and after payment by the Parties or deduction from Escrow Funds (to the extent of Company’s rights therein) of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8.            Liability of Escrow Agent

(a)          Escrow Agent undertakes to perform only such duties as are expressly undertaken by it hereunder and no duties shall be implied. Escrow Agent has NO discretionary or fiduciary duties of any kind. Escrow Agent shall have no liability under or duty to inquire as to the provisions of any agreement or document (including without limitation the Offering Documents) or facts other than as set forth in this Escrow Agreement, . Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Company, or any Subscriber. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds held by it in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent is not assuming any joint obligations under this Agreement with any of the Parties and this Escrow Agreement is not intended to create any partnership, joint venture or similar relationship. Escrow Agent may rely upon any notice, instruction, email, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Offering Documents, or to appear in, prosecute or defend any such legal action or proceeding or to take any other action that in its sole judgment may expose it to potential expense or liability. Without limiting the generality of the foregoing, Escrow Agent shall not be responsible for or required to enforce any of the terms or conditions of any subscription agreement with any Subscriber or any other agreement between among the Parties and/or any Subscriber. Escrow Agent shall not be responsible or liable in any manner for the performance by any of the Parties or any Subscriber of their respective obligations under any agreement nor shall Escrow Agent be responsible or liable in any manner for the failure of Company, Placement Agent, Escrow Agent or any third party (including any Subscriber) to honor any of the provisions of this Escrow Agreement. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and except as otherwise set forth herein shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The Parties shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. Escrow Agent may rely without investigation on any instructions it receives from any person that is or purports to represent any of the Parties identified on Exhibit B attached hereto.

(b)          Escrow Agent is authorized, in its sole discretion, to comply with orders issued or processes entered by any court with respect to the Escrow Funds, without determination by Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

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9.            Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, the Parties shall, to the fullest extent permitted by law, jointly and severally indemnify, hold harmless and, upon request, defend the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation any of the Parties, a Subscriber or any other person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The Parties further agree to indemnify each Indemnified Party for all costs, including without limitation reasonable attorney’s fees, incurred by such Indemnified Party in connection with the enforcement of the Parties’ obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Parties. The obligations of the Parties under this Section 9 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

10.          Compensation to Escrow Agent.

(a)          Fees and Expenses. The Parties agree, jointly and severally, to compensate Escrow Agent for its services hereunder in accordance with Exhibit A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Exhibit A are hereby incorporated by this reference, and form a part of this Escrow Agreement. All of the compensation and reimbursement obligations set forth in this Section 10 shall be payable by the Parties upon demand by Escrow Agent. The obligations of the Parties under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

(b)          Security and Offset. Escrow Agent and each Indemnified Party is hereby granted a security interest in, lien upon and right of offset against and withdrawal from the Escrow Funds (to the extent payable to the Company hereunder) with respect to any compensation or reimbursement due any of them hereunder (including any claim for indemnification hereunder). If for any reason the Escrow Funds (to the extent payable to the Company hereunder) are insufficient to cover such compensation and reimbursement, the Company, the Escrow Agent and the Placement Agent shall promptly pay such amounts to the applicable Indemnified Party upon receipt of an itemized invoice.

11.           Representations and Warranties.

(a)          Each of the Placement Agent, the Escrow Manager and the Company respectively makes the following representations and warranties:

(1)	It has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.

(2)	It hereby acknowledges that the status of Escrow Agent is that of agent only for the limited purposes set forth herein, and hereby represents and covenants that no representation or implication shall be made that the Escrow Agent has investigated the desirability or advisability of investment in the Offering or has approved, endorsed or passed upon the merits of the investment therein and that the name of Escrow Agent has or shall be used in any manner in connection with the offer or sale of the Shares other than to state that the Escrow Agent has agreed to serve as depositary, for the limited purposes set forth herein.

(3)	Each of the applicable persons designated on Exhibit B attached hereto has been duly appointed to act as its authorized representatives hereunder and individually has full power and authority on its behalf to execute and deliver any instruction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as its authorized representative under this Agreement, all without further consent or direction from, or notice to, it or any other person; and

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(4)	No change in designation of such authorized representatives shall be effective until written notice of such change is delivered to each other party to this Agreement pursuant to Section 14 and Escrow Agent has had reasonable time to act upon it.

(b)          The Company further represents and warrants to Escrow Agent that no party other than the Company and the prospective Subscribers have, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof and that no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof. Placement Agent and Escrow Agent warrant that neither shall have nor assert any lien, claim of security interest in the Escrow Funds or any part thereof.

(c)          Placement Agent further represents and warrants to Escrow Agent that the deposit with Escrow Agent by Placement Agent of Cash Investment Instruments pursuant to Section 3 hereof shall be deemed a representation and warranty by Placement Agent that such Cash Investment Instrument represents a bona fide sale to the Subscriber described therein of the amount of Shares set forth therein, subject to and in accordance with the terms of the Offering Document.

12.           Identifying Information. The Company, the Escrow Agent and Placement Agent acknowledge that a portion of the identifying information set forth on Exhibit A is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and Company and Placement Agent agree to provide any additional information requested by the Escrow Agent in connection with the Act or any other legislation or regulation to which Escrow Agent is subject, in a timely manner. The Company, the Escrow Manager and the Placement Agent each represents that its respective identifying information set forth on Exhibit A, including without limitation, its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of the Escrow Funds.

13.           Consent to Jurisdiction and Venue. Subject to Section 5(b), in the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that state or federal courts located in the City and County of New York, New York, shall have the sole and exclusive jurisdiction over any such proceeding. Any of courts in this jurisdiction shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

14.           Notice. All notices, approvals, consents, requests or other communications under this Agreement will be in writing and will be deemed properly given and received when deemed delivered in accordance with the following. Notice may be given by (a) being delivered to an overnight courier (in which case notice will be deemed given one business day after delivery to the courier); (b) by fax (in which case the notice will be deemed given when the sending machine confirms successful transmission); (c) by registered or certified mail, first class postage prepaid (in which case notice will be deemed given three business days after being mailed) or (d) by email (in which case notice will be deemed given when the email is transmitted, so long as the sender does not receive any bounce-back or rejection message, and any email shall be deemed signed by the person sending it or a facsimile of whose signature is attached to or contained in the email). To be valid, a notice must be sent to the address, fax number or email address in Exhibit A, or to such other address or fax number as the receiving party will have specified by written notice in accordance with this Section 14.

15.           Optional Security Procedures. In the event funds transfer instructions, address changes or change in contact information are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If the Escrow Agent is unable to contact any of the designated representatives identified in Exhibit B, the Escrow Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Company’s or Placement Agent’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, President and Vice President, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Company and Placement Agent agree that the Escrow Agent may at its option record any telephone calls made pursuant to this Section. The Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Company or Placement Agent to identify (a) the beneficiary, (b) the beneficiary's bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. Company and Placement Agent acknowledge that these optional security procedures are commercially reasonable.

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16.          Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by Placement Agent, the Company, Escrow Agent and Escrow Manager. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

17.         Severability

To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

18.          Governing Law

This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.

19.          Entire Agreement

This Escrow Agreement constitutes the entire agreement between Escrow Agent and the Parties relating to the acceptance, collection, holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to the Escrow Funds. Nothing in this Escrow Agreement, express or implied, is intended to or shall confer upon any person not a signatory party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

20.          Binding Effect

All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Placement Agent, Company and Escrow Agent and Escrow Agent.

21.          Execution in Counterparts

This Escrow Agreement may be executed in two or more counterparts and delivered electronically, which when so executed shall constitute one and the same agreement.

22.          Termination

Upon the first to occur of the disbursement of all amounts in the Escrow Funds or deposit of all amounts in the Escrow Funds into court pursuant to the applicable provisions hereof, this Escrow Agreement shall terminate and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.

23.          Dealings

Except as prohibited by applicable law, Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of any of the Parties and become pecuniarily interested in any transaction in which any of the Parties may be interested, and contract and lend money to any of the Parties and otherwise act as fully and freely as though it were not Escrow Agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for any of the Parties or any other entity.

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SIGNATURE ON FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

MAXIM GROUP LLC

By:	/s/ Clifford Teller
Clifford Teller, Executive Manhating Director, Head
of Investment Banking

KNIGHTSCOPE, INC.

By:	/s/ William Li
William Li, Chairman & Chief Executive Officer

Collegiate Peaks Bank, as Escrow Agent

By:	/s/ Hope Spencer
Name/Title: Hope Spencer, Executive Vice President

Corporate Stock Transfer, INC., as Escrow Manager

By:	/s/ Carylyn Bell
Carylyn Bell, President

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EXHIBIT A

1.             Definitions.

“Final Termination Date” means October 10, 2019 unless extended with notice by the Company and the Placement Agent, which can automatically be extended for another 90 days. Such extension must be communicated to the Subscribers by the [Company] [Placement Agent] with a copy to the Escrow Agent.

“Maximum Amount” means $50,000,000 representing 6,250,000 Units, subject to increase of an amount not more than 10% of by the Company and Placement Agent, with each Unit being sold at a price of $8.00 per Unit, with a minimum investment of $1,000 (which minimum investment may be waived by Company).

2.            Escrow Account Name: “Knightscope, Inc. Escrow Account”

3.           Escrow Agent Fees and Charges

•	Escrow Agent (bank) fee $1,000.00 due at time of first closing, fee is an annual fee
•	Escrow Manager Fee $3,000.00; $1,500.00 due at signing of escrow agreement, plus $1,500.00 due at time of first closing

**If account is setup but never funds, $500 will be due to Escrow Manager and $500 will be due to Escrow Agent**

•	A fee of $350.00 will be payable for document review services related to any amendment to the Escrow Agreement
•	A fee of $200.00 will be payable for each extension of the Termination Date
•	A fee of $300.00 will be payable for each additional closing, beyond the first 2 closings
•	A fee of $25.00 will be payable to cover courier fees for all checks sent to bank
•	If Escrow continues for more than 1 year, the Escrow Manager shall receive a fee of $500.00 per month, payable in advance on first business day of each month.

4.           Taxpayer Identification Numbers.

Placement Agent: 04-3640096

Company: 46-2482575

5.            Termination and Disbursement. In the event there is any termination or failure of the offering pursuant to Sections 4b or 4c of the Escrow Agreement, the Escrow Agent shall, in accordance with the Offering Documents pay as soon as practicable to the applicable Subscriber(s), by certified or bank check and by first-class mail, each Subscriber’s share of the Escrow Funds.

EXHIBIT B

Each of the following person(s) is a Company Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Company’s behalf (only one signature required):

William Santana Li	/s/ William Santana Li
Name	Specimen signature

Name	Specimen signature

Name	Specimen signature

Each of the following person(s) is a Placement Agent Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Placement Agent’s behalf (only one signature required):

Clifford Teller	/s/ Clifford Teller
Name	Specimen signature

Name	Specimen signature

Name	Specimen signature

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